PUTNAM AMERICAN GOVERNMENT INCOME FUND

                 MANAGEMENT CONTRACT

     Management Contract dated as of March 5, 1998 between PUTNAM AMERICAN GOVERNMENT INCOME FUND, a
Massachusetts business trust (the "Fund"), and PUTNAM
INVESTMENT MANAGEMENT, INC., a Massachusetts corporation (the "Manager").

     WITNESSETH:
That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY MANAGER TO FUND.

     (a) The Manager, at its expense, will furnish continuously an investment program for the Fund, will determine what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund's investments. Subject always to the control of the Trustees of the Fund and except for the functions carried out by the officers and personnel referred to in Section 1(d), the Manager will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Fund and its stated investment objectives, policies and restrictions, and will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

     (b)  The Manager, at its expense, except as such
expense  is paid  by  the Fund as provided in Section
1(d), will furnish  (1) all  necessary  investment
and management  facilities,  including salaries  of
personnel, required for it to  execute  its  duties
faithfully;  (2)  suitable office space for  the
Fund;  and  (3) administrative   facilities,
including   bookkeeping,   clerical personnel  and
equipment necessary for the efficient conduct of the affairs of the Fund, including determination of the Fund's net asset value, but excluding shareholder accounting services. Except as otherwise provided in Section 1(d), the Manager will pay the compensation, if any, of the officers of the Fund.

     (c)  The Manager, at its expense, shall place
all orders for the  purchase  and sale of portfolio
investments for  the  Fund's account with brokers or
dealers selected by the Manager.  In  the selection
of  such brokers or dealers and the  placing  of
such orders, the Manager shall use its best efforts
to obtain for  the Fund the most favorable price and
execution available, except  to the   extent  it  may
be  permitted  to  pay  higher   brokerage
commissions  for  brokerage and research  services
as  described below.  In using its best efforts to
obtain for the Fund the most favorable price and
execution available, the Manager, bearing  in mind
the Fund's best interests at all times, shall
consider  all factors  it  deems  relevant, including
by way  of  illustration, price, the size of the
transaction, the nature of the market  for the
security,  the amount of the commission, the timing
of  the transaction  taking into account market
prices  and  trends,  the reputation, experience and
financial stability of the  broker  or dealer
involved and the quality of service rendered by the
broker or dealer in other transactions.  Subject to
such policies as the Trustees  of  the Fund may
determine, the Manager  shall  not  be deemed  to
have  acted unlawfully or to have breached  any  duty
created  by  this Contract or otherwise solely by
reason  of  its having  caused  the Fund to pay a
broker or dealer that  provides brokerage  and
research services to the  Manager  an  amount  of
commission  for  effecting a portfolio investment
transaction  in excess of the amount of commission
another broker or dealer would have  charged  for
effecting that transaction,  if  the  Manager
determines  in  good  faith that such amount  of
commission  was reasonable in relation to the value
of the brokerage and research services  provided by
such broker or dealer, viewed in  terms  of either
that  particular  transaction or  the  Manager's
overall responsibilities with respect to the Fund and
to other clients of the   Manager  as  to  which  the
Manager  exercises  investment discretion.  The
Manager agrees that in connection with purchases or sales of portfolio investments for the Fund's account, neither the Manager nor any officer, director, employee or agent of the Manager shall act as a principal or receive any commission other than as provided in Section 3.
     (d)   The  Fund  will pay or reimburse the
Manager for the compensation in whole or in part of such officers of the Fund and persons assisting them as may be determined from time to time by the Trustees of the Fund. The Fund will also pay or reimburse the Manager for all or part of the cost of suitable office space, utilities, support services and equipment attributable to such officers and persons, as may be determined in each case by the Trustees of the Fund. The Fund will pay the fees, if any, of the Trustees of the Fund.
     (e) The Manager shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.
2.   OTHER AGREEMENTS, ETC.
     It  is  understood  that any of the
shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.
3.   COMPENSATION TO BE PAID BY THE FUND TO THE
MANAGER.
     The  Fund  will pay to the Manager as
compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a),
(b), (c) and (e) of Section 1, a fee, computed and paid quarterly at the following annual rates:


     (a)   0.65%  of the first $500 million of
average net  asset
value of the Fund;

     (b) 0.55% of the next $500 million of such average net asset value;

     (c) 0.50% of the next $500 million of such average net asset value;

     (d)   0.45% of the next $5 billion of such
average net asset
value;

     (e)  0.425% of the next $5 billion of such
average net asset value;

     (f)  0.405% of the next $5 billion of such
average net asset value;
     (g)   0.39% of the next $5 billion of such
average net asset value; and
     (h)   0.38% of any amount thereafter.
Such  average  net asset value shall be determined by
taking  an average  of  all  of the determinations of
such net  asset  value during such quarter at the
close of business on each business day during  such
quarter while this Contract is in effect. Such  fees
shall be payable for each fiscal quarter within 30
days after the close of such quarter and shall
commence accruing as of the  date of the initial
issuance of shares of the Fund to the public.
     The fees payable by the Fund to the Manager
pursuant to this Section 3 shall be reduced by any
commissions, fees, brokerage or similar payments
received by the Manager or any affiliated person of
the  Manager  in  connection with the purchase  and
sale  of portfolio  investments  of  the Fund, less
any  direct  expenses approved  by  the  Trustees
incurred  by  the  Manager  or   any affiliated
person  of the Manager in connection  with  obtaining
such payments.
     In  the event that expenses of the Fund for any
fiscal  year should  exceed  the  expense  limitation
on  investment  company expenses  imposed by any
statute or regulatory authority  of  any jurisdiction
in which shares of the Fund are qualified for  offer
or  sale,  the compensation due the Manager for such
fiscal  year shall be reduced by the amount of excess
by a reduction or refund thereof.   In the event that
the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of the Fund to the extent required by the terms and conditions of such expense limitation.
     If the Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.
4.   ASSIGNMENT  TERMINATES  THIS CONTRACT;
AMENDMENTS  OF  THIS
     CONTRACT.

     This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS
CONTRACT.

     This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

     (a)   Either  party  hereto may at any time
terminate  this Contract by not more than sixty days'
nor less than thirty  days' written  notice delivered
or mailed by registered  mail,  postage
prepaid, to the other party, or
     (b)  If (i) the Trustees of the Fund or the
shareholders  by the  affirmative vote of a majority
of the outstanding shares  of the Fund, and (ii) a
majority of the Trustees of the Fund who are not
interested  persons of the Fund or of the Manager,
by  vote cast  in person at a meeting called for the
purpose of voting  on such approval, do not
specifically approve at least annually  the
continuance of this Contract, then this Contract
shall automatically  terminate at the close of
business on  the  second anniversary of its execution
or upon the expiration of  one  year from  the
effective date of the last such continuance,
whichever is later.
     Action  by the Fund under (a) above may be taken
either  (i) by vote of a majority of its Trustees, or
(ii) by the affirmative vote of a majority of the
outstanding shares of the Fund.
     Termination of this Contract pursuant to this
Section 5 will be without the payment of any penalty.
6.   CERTAIN DEFINITIONS.
     For the purposes of this Contract, the
"affirmative vote  of a  majority  of  the
outstanding shares of the  Fund"  means  the
affirmative  vote,  at  a  duly  called  and  held
meeting                                                        of
shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or
(b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For  the  purposes  of this Contract, the terms
"affiliated person", "control", "interested person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the Rules and Regulations thereunder (the
"1940 Act"), subject, however, to such exemptions as may be granted by the Securities and Exchange
Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.   NON-LIABILITY OF MANAGER.

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.   TERMINATION OF PRIOR CONTRACT.

     This Contract shall become effective as of its date, and supersedes the Management Contract dated
December 8, 1989.

9.   LIMITATION  OF  LIABILITY  OF THE  TRUSTEES,
OFFICERS,  AND
     SHAREHOLDERS.

     A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.
     IN  WITNESS WHEREOF, PUTNAM AMERICAN GOVERNMENT
INCOME  FUND and  PUTNAM  INVESTMENT MANAGEMENT, INC.
have each caused this instrument to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.
                         PUTNAM AMERICAN GOVERNMENT
                     INCOME FUND



                              /s/ Charles Porter
                         By   -----------------------
-------
                              Charles E. Porter
                              Executive Vice
President


                         PUTNAM INVESTMENT
MANAGEMENT, INC.


                              /s/ Gordon Silver
                         By   ------------------
------------
                              Gordon H. Silver
                              Senior Managing
Director



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